Exhibit 99.1

Schlumberger Announces Third-Quarter 2015 Results

•	Revenue of $8.5 billion decreased 6% sequentially

•	EPS of $0.78 declined 11% sequentially

•	Free cash flow of $1.7 billion represented 170% of earnings

•	Sequential and year-over-year decremental operating margins were 35% and 31%, respectively

•	6.9 million shares repurchased for $545 million

Houston, October 15, 2015 – Schlumberger Limited (NYSE:SLB) today reported results for the third quarter of 2015.

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Sept. 30, 2015	Jun. 30, 2015	Sept. 30, 2014	Sequential		Year-on-year
Revenue	$8,472	$9,010	12,646	-6%		-33%
Pretax operating income	1,521	1,708	2,806	-11%		-46%
SLB income from continuing operations*	989	1,124	1,949	-12%		-49%
Diluted EPS from continuing operations*	$0.78	$0.88	$1.49	-11%		-48%
Pretax operating margin	18.0%	19.0%	22.2%	-101	bps	-424	bps

North America revenue	$2,273	$2,361	4,255	-4%		-47%
North America pretax operating income	202	242	825	-17%		-76%
North America pretax operating margin	8.9%	10.2%	19.4%	-136	bps	-1,051	bps

International revenue	$6,068	$6,525	8,309	-7%		-27%
International pretax operating income	1,440	1,595	2,041	-10%		-29%
International pretax operating margin	23.7%	24.5%	24.6%	-72	bps	-83	bps

*	There were no charges or credits recorded during the second and third quarters of 2015 or the third quarter of 2014.

Schlumberger Chairman and CEO Paal Kibsgaard commented, “Schlumberger third-quarter revenue decreased 6% sequentially driven by a continuing decline in rig activity and persistent pricing pressure throughout our global operations. North America revenue fell 4% sequentially as we focused on balancing margins and market share, while International revenue dropped 7% due to customer budget cuts, activity disruptions, and service pricing erosion.

“The business environment deteriorated further in the third quarter. However, the cost reduction actions we took in previous quarters and the acceleration of our transformation program enabled us to protect our financial performance in what is shaping up to be the most severe downturn in the industry for decades. As a result of our actions, we have been able to deliver pretax operating margins well above those seen in any previous downturn and we have continued to generate significant liquidity with free cash flow of $1.7 billion in the third quarter, representing 170% of earnings.

“During the first nine months of 2015, our year-on-year revenue has dropped by 34% in North America, and 18% internationally. In spite of the size of these declines, our decremental operating margins over the same period have been limited to 34% in North America, and 23% internationally. These figures continue to be substantially better than those we delivered in the 2009 downturn.

“Among the business segments, Drilling Group revenue fell 7% sequentially during the third quarter driven by weakening drilling activity and by persistent pricing pressure in both North America and the International Areas. Production Group and Reservoir Characterization Group revenues each declined 5% as activity and pricing for pressure pumping services on land in North America continued to drop and as demand for exploration-related products and services decreased further internationally.

“As we enter the last quarter of the year, the oil market is still weighed down by fears of reduced growth in Chinese demand and the expectations regarding the timing and magnitude of additional Iranian supply. However, the fundamental balance of supply and demand continues to tighten, driven by both solid global macroeconomic growth and by weakening supply as the dramatic cuts in E&P investments are starting to take effect. We expect this trend to continue as the oil market further recognizes the magnitude of the industry’s annual production replacement challenge.

“However, for oilfield services, the market outlook for the coming quarters looks increasingly challenging with activity expected to be reduced further, as lack of available cash flow exhausts capital spending for a number of our customers, leading them to take a conservative view on 2016 E&P spending in spite of any gradual improvement in oil prices. In addition, the winter season will have the normal impact on activity in the fourth quarter, which this year is unlikely to be offset by the usual year-end sales of software, products and multiclient licenses.

“In light of conservative customer budgets for next year, we are therefore entering another period during which we will continually adjust resources in line with activity, as the recovery now appears to be delayed. We remain focused on managing our cost base, and are further accelerating our transformation program to help offset the impact of lower service pricing. As we navigate the current commercial landscape, we still look to strike a balance between market share and operating margins, while continuing to seek opportunities to extend our portfolio through targeted M&A, such as our transaction with Cameron, where integration planning is already well advanced.

“At Schlumberger, we remain confident in our capability to weather this downturn significantly better than our surroundings. Through our global reach, the strength of our technology offering, and our transformation program we are creating the leverage to increase market share, post superior earnings, and continue to deliver unmatched levels of free cash flow while bringing value for our customers through improving production, increasing recovery, and lowering cost per barrel.”

Other Events

During the third quarter, Schlumberger repurchased 6.9 million shares of its common stock at an average price of $78.76 per share for a total purchase price of $545 million. As of September 30, 2015, Schlumberger had repurchased $8.2 billion of shares under the $10 billion share repurchase program authorized by the Board of Directors on July 18, 2013.

On August 26, 2015, Schlumberger and Cameron jointly announced that they had entered into a definitive merger agreement in which Cameron will merge with an indirect wholly-owned subsidiary of Schlumberger in a stock-and-cash transaction. The transaction was unanimously approved by the boards of directors of both companies. Under the terms of the agreement, Cameron shareholders will receive 0.716 shares of Schlumberger common stock and a cash payment of $14.44 in exchange for each Cameron share outstanding. Upon closing, Cameron shareholders will own approximately 10% of Schlumberger’s outstanding shares of common stock.

On August 31, 2015, Schlumberger and IBM signed an agreement to provide integrated services to upstream oil and gas customers that will improve the business impact of production operations projects.

On September 2, 2015, Schlumberger announced the acquisition of Novatek Inc. and Novatek IP, LLC, both US-based companies that specialize in synthetic diamond technology primarily for the oil and gas industry.

On September 9, 2015, Schlumberger signed a non-binding letter of intent with a subsidiary of the Bauer Group, a German equipment supplier, to form a joint venture mainly related to the engineering and manufacturing of a new generation of land drilling rigs.

On September 30, 2015, Schlumberger acquired T&T Engineering Services, Inc., a US-based company specializing in land rig design. The acquisition plays a role in implementing Schlumberger’s vision of combining its integrated downhole drilling technology with a new generation of highly efficient land rigs.

North America

North America third-quarter revenue of $2.3 billion decreased 4% sequentially while outperforming the US land horizontal rig count decline of 7%. Revenue declined on land due to persistent pricing pressure, while Alaska revenue declined as exploration projects were completed. In the US Gulf of Mexico, revenue fell slightly on lower multiclient seismic sales while higher technology sales limited the impact of pricing concessions. However, the trend of exploration rigs transferring to drilling and completion activities continued.

North America pretax operating margin declined 136 basis points (bps) sequentially to 9%, mainly due to lower pricing across the basins, which led to more pressure pumping equipment being stacked and crews reassigned. In certain basins, hydraulic fracturing fleet deployment was maintained in pursuit of market share and new technology opportunities. This balanced approach to market share and margins will be maintained to preserve our lead in overall profitability levels in North America. Offshore margin also decreased as work shifted from deepwater exploration to completions and well intervention.

During the first nine months of 2015, year-on-year revenue has declined 34% in North America. In spite of this, the decremental operating margin was only 34%, which represents a marked improvement over the 58% posted for the same period in the previous downturn. Pretax operating margin during the first nine months of 2015 declined by 772 bps year-on-year, less than half the 1,589 bps decrease reported for the same period of 2009. The strength of this performance was underpinned by prompt cost and resource management, the growing positive effects of the transformation program, strong new technology sales, and efficient supply chain management.

In the third quarter, the transformation program enabled an increase in people productivity through the combination of multiskilling, remote operations and innovative technology deployment. In Alaska, by cross training logging-while-drilling engineers in directional drilling, and by assigning key responsibilities for the various phases of the operations that included one remote operations expert working in a Drilling Technology Integration Center, Drilling & Measurements reduced their rig crew from five to three. This reduction at the wellsite saved the customer $180,000 in annualized costs.

During the third quarter, new Schlumberger technologies helped increase production and operational efficiency in North America.

Well Services BroadBand* unconventional reservoir completion technology revenue passed the $1 billion milestone since its market introduction, establishing it as the fastest-growing new technology in Schlumberger history. Among fracturing treatments in North America during the quarter, 29% included BroadBand technology.

In Western Canada, Schlumberger StingBlade* conical diamond element technology enabled Progress Energy to improve both footage drilled and rate of penetration (ROP) in the Julienne field of the Montney Play.

Heterogeneous lithology characteristics in the subsurface typically result in excessive wear and vibration-induced damage to the drill bit, making drilling expensive and costs hard to predict. StingBlade technology helped the customer drill 181% more footage and increase ROP by 95% compared to offset wells, resulting in rig-time and bit-related savings of $178,500 on the well.

In US land, Wireline used StreamLINE* polymer-encapsulated wireline monocable for Encana Oil and Gas (USA), Inc. in the perforating of wells in the DJ Basin of Colorado that were in close proximity to town limits. Encana’s commitment to environmental and social responsibility required a perforating solution that did not exceed strict noise limitations. The solution was an electric wireline unit using a StreamLINE cable, an electric crane, and an electric-powered perforating trailer. StreamLINE monocable technology uses greaseless pressure control to reduce footprint and increase efficiency.

Also in US land, Smith polycrystalline diamond compact (PDC) bit with ONYX 360* rolling PDC cutter technology was used for Chesapeake Energy Corporation to improve drilling performance in the Haynesville Shale and Colony Granite Wash plays. ONYX 360 technology increased drillbit durability and footage drilled as the entire diamond edge was used to drill the formations while it rotated 360°. As a result, the customer reduced drillbit usage 40 to 50% in the Haynesville Shale, and doubled the footage-drilled-per-bit compared to conventional fixed-cutter bits in the Colony Wash.

In Alaska, Drilling & Measurements deployed multiple technologies for ENI to optimize extended reach well placement and formation evaluation on the Spy Island and Oliktok Point locations. The PowerDrive Xceed* ruggedized rotary steerable system enabled accurate steering in a harsh environment while PeriScope HD* multilayer bed boundary and EcoScope* multifunction logging-while-drilling services provided advanced well placement. In addition, NeoScope* sourceless formation evaluation-while-drilling and adnVISION* azimuthal density neutron services helped characterize formation porosity and lithology in order to identity and quantify potential pay zones. As a result, the customer has now crossed the mark of one million feet drilled in the project with no unscheduled trips out of the hole due to Schlumberger over the past 18 months.

International Areas

Revenue for the International Areas of $6.1 billion decreased 7% sequentially due to customer budget cuts and continued pricing concessions.

Middle East & Asia Area revenue of $2.4 billion declined 8% sequentially mainly due to lower activity in Australia and the Asia-Pacific region as a result of customer budget cuts and rig count declines. Revenue from the Middle East GeoMarkets, particularly in Saudi Arabia and Qatar, was also lower due to the effects of service pricing concessions, a less favorable revenue mix and project completions.

Europe/CIS/Africa Area revenue of $2.3 billion decreased 6% sequentially. In Sub-Saharan Africa, exploration decreased, projects ended, and offshore rigs demobilized—particularly in the Angola GeoMarket. Results were also affected by the completion of exploration projects in Chad, Equatorial Guinea and South & East Africa. North Sea revenue declined on lower rig count, project delays and cancellations as well as pricing discounts and currency weakness. These effects, however, were partially offset by increased activity in Russia, Kazakhstan and Uzbekistan as drilling activity seasonally peaked during the summer.

Revenue in the Latin America Area of $1.4 billion dropped 7%, mainly on significantly lower activity in Mexico and continued weakness in Brazil due to sustained customer budget cuts that led to rig count reductions. Reduced activity in Colombia also contributed to the decline. These reductions, however, were partially offset by steady activity in Venezuela and Ecuador.

International Area pretax operating margin of 23.7% decreased 72 bps sequentially due to the effects of pricing concessions and as the activity mix shifted from high-margin exploration to development and completion work. Middle East & Asia pretax operating margin decreased 171 bps to 27.0%, Latin America fell 159 bps to 20.7%, while Europe/CIS/Africa increased 92 bps to 22.2% on the peak summer drilling activity in Russia.

During the first nine months of 2015, year-on-year revenue has dropped 18% in the International Areas, which is more severe than the 9% decline in the same period during the 2009 downturn. In spite of this, the decremental operating margin was only 23%, which represents a marked improvement over the 61% posted for the corresponding period in the previous downturn. Pretax operating margin for the first nine months of 2015 expanded 29 bps, compared to the 358 bps fall in margin reported for the same period in 2009. The strength of this performance was a result of proactive cost and resource management, robust sales of new technology, and the acceleration of the transformation program focused on workforce productivity, asset utilization, and reductions in unit support costs.

In the third quarter, the transformation program enabled an increase in workforce productivity through the combination of multiskilling, remote operations and innovative technology deployment. For example:

•	In Oman, Completions reduced the high number of field specialist hours at the wellsite by training wireline operators in running Copperhead Extreme* drillable bridge and fracturing plug operations. As a result of this multiskilling approach, operational capacity was increased by 15%, enabling the reassignment of field specialists to other operations.

•	In Northern Mexico, the Drilling & Measurements wellsite crews were trained to run the full suite of directional drilling tools, allowing the directional drillers to move from the rig site to the command center in town. By combining multiskilling and remote operations, Drilling & Measurements decreased its rig crew by 35%, which reduced personnel and accommodation costs.

•	Offshore in the Philippines, advanced Drilling & Measurements technologies enabled the optimum drilling of a challenging deepwater well. To increase people productivity on the operation, an engineer was trained in both mudlogging and measurement-while-drilling services to provide workforce flexibility and reduce operational cost. This combination of Drilling & Measurements technologies and multiskilling enabled the saving of three days rig time, or approximately $1.8m, while reducing exposure to health and safety risk.

During the third quarter, the International Areas also saw a number of contract awards.

In Saudi Arabia, WesternGeco has been awarded two multiyear contracts for UniQ* land seismic technology—one using 50,000 channels and the other using 30,000 channels. The surveys will begin in Q2 2016 and crews may operate in any terrain—sand dunes, sabkhas, coastal, or urban areas. WesternGeco has been deploying UniQ technology with unprecedented efficiency in the Middle East since 2009.

In Kuwait, the Kuwait Oil Company (KOC) awarded Schlumberger a three-year contract for the supply of integrated well construction services on the Sabriyah and Raudhatain fields in Northern Kuwait. The contract encompasses the drilling of multiple horizontal wells, and includes the provision of all services required to drill the wells. The award for fully integrated drilling services is the first of its kind in the country, and will provide the customer with direct access to Schlumberger well construction expertise, services and technologies linked through multidisciplinary work processes.

In Oman, Petroleum Development Oman awarded Schlumberger a three-year, performance-based contract with an optional seven-year extension for the supply, installation, commissioning, and management of electrical submersible pumps and associated surface equipment for its fields in both the north and south of Oman. Operations under this contract are expected to start in Q2 2016.

In the United Arab Emirates, ADMA-OPCO has awarded Schlumberger the supply of 49 Vx Spectra* surface multiphase flowmeters as part of the next development phase of two major fields. The Vx Spectra flowmeter measures at high frequency using full gamma spectroscopy analysis to accurately quantify oil, gas and water flow rates without phase separation—reducing the need for platform separation and lowering the customer’s capital and operational expenditure.

Software Integrated Solutions (SIS) signed a global agreement with ENI for the provision of INTERSECT* high-resolution reservoir simulator, Petrel* E&P and Techlog* wellbore software platforms. The six-year multimillion contract includes a three-year extension option. Under this agreement, ENI seeks the most advanced technologies to achieve a high exploration success rate while also reducing cycle time from exploration to economical production phases.

AAG Energy Holdings Limited, the leading independent coal-bed methane (CBM) producer in China, awarded Schlumberger a software and related services contract. The three-year contract gives the customer access to SIS platform and foundation technologies including Petrel* E&P and Avocet* production operations software, ECLIPSE* reservoir simulation and Merak PEEP* economics analysis, and PIPESIM* steady-state multiphase and OLGA* dynamic multiphase flow simulators. By adopting an innovative technology-based model, the customer’s assets will benefit from efficient development, advanced operational processes, and production enhancements in line with their disciplined, growth-oriented financial funding strategy.

In Madagascar, OMV awarded WesternGeco a contract for a 3,007-km2 3D survey using ObliQ* sliding-notch broadband acquisition and imaging technology with fast track poststack time migration onboard processing. The survey will cover both shelf and deepwater areas of the Grand Prix block offshore Western Madagascar, and represents a key milestone in the exploration phase of OMV’s campaign in the country.

Reservoir Characterization Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Sept. 30, 2015	Jun. 30, 2015	Sept. 30, 2014	Sequential	Year-on-year
Revenue	$2,301	$2,425	$3,322	-5%	-31%
Pretax operating income	606	642	967	-6%	-37%
Pretax operating margin	26.3%	26.5%	29.1%	-18 bps	-278 bps
Decremental operating margin				30%	35%

Reservoir Characterization Group revenue of $2.3 billion declined 5% sequentially, primarily due to sustained cuts in exploration spending that impacted Wireline and Testing Services activities in the Latin America, Europe/CIS & Africa and Middle East & Asia Areas and due to lower multiclient seismic sales in the US Gulf of Mexico. This decline was partially offset by higher summer activities on marine seismic work in Eastern Canada and Wireline projects in Russia.

Pretax operating margin of 26.3% was essentially flat sequentially. Despite the revenue mix shift from high-margin exploration activity, increased marine seismic activity and prompt action on cost management helped limit the decremental operating margin to 30%.

New Reservoir Characterization technologies helped characterize complex reservoirs, optimize well production and reservoir recovery, and improve operational efficiency.

In Kuwait, Wireline used PressureXpress* reservoir pressure-while-logging service and UltraTRAC* all-terrain wireline tractor in the horizontal lateral of a well in the Mauddud carbonate formation. PressureXpress technology delivered a reliable reservoir pressure survey while the UltraTRAC tractor enabled the conveyance of the large payload in challenging wellbore conditions, reducing time spent in the well, and ultimately cost. As a result, the customer saved more than 24 hours of rig time compared to alternative conventional methods.

In Western Australia, Wireline deployed Isolation Scanner* cement evaluation technology to assess dual-casing well integrity for Chevron in the Wheatstone liquefied natural gas development project. The Isolation Scanner service combines classic pulse-echo technology with flexural wave imaging to provide real-time evaluation of the casing condition. The use of Isolation Scanner technology in six wells saved 12-hours’ time for data collection per well.

In Western Australia, Schlumberger Wireline introduced Saturn* 3D radial probe technology for AWE Limited in the Perth Basin. Saturn 3D technology reduces the time to retrieve formation fluids and enables sampling in challenging environments. Schlumberger’s success at bringing gas samples to the surface was a first for AWE using the Saturn* 3D radial probe. The sample was taken from an interval that, based on nearby wells, would have been unsuccessful using conventional sampling methods.

In Kazakhstan, Wireline deployed Saturn* 3D radial probe technology for Karachaganak Petroleum Operating B.V., a consortium of ENI, BG, Chevron, Lukoil, and KazMunaiGaz, to acquire formation pressure measurements in low permeability zones in the Karachaganak Field. The larger flow area and 3D radial coverage offered by the Saturn elliptical inlet design led to improvements in operational efficiency with the acquisition of critical formation pressure information used to further development, production planning and reservoir management of this field.

WesternGeco is conducting a 1,085-km2 multiclient survey using IsoMetrix* marine isometric seismic technology in the northern part of the Halten Terrace oil and gas producing region in the Norwegian Sea. The focus area includes Nordland Ridge, a northern extension that has been undeveloped due to poor seismic data collected in the past. IsoMetrix technology is expected to improve data quality considerably, prompting more development in the area. The project is well-supported by the E&P industry with several companies precommitting to the survey.

In Australia, Wireline used Litho Scanner* high-definition spectroscopy technology for Santos to evaluate the reservoir and completion quality for future fracture stimulation. Litho Scanner technology gave high-precision measurements of key elements to calibrate the petrophysical model within a frontier basin setting, which has assisted Santos greatly during the wildcat exploration phase.

Offshore Malaysia, Wireline used a combination of technologies for PETRONAS to evaluate pinnacle reef carbonate formations in an appraisal well with complete drilling fluid losses and active pressurized mud-cap drilling. The technologies included the MDT* modular formation dynamics tester tool with the InSitu Fluid Analyzer* system, as well as XL-Rock* large-volume rotary sidewall coring, FMI-HD* high-definition formation microimager, Sonic Scanner* acoustic scanning, and VSI* versatile seismic imager services, which evaluated the reservoir formations in real time, and acquired rock and fluid samples. As a result, the customer was able to improve the geologic model and evaluate reserves more accurately.

Drilling Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Sept. 30, 2015	Jun. 30, 2015	Sept. 30, 2014	Sequential	Year-on-year
Revenue	$3,256	$3,511	$4,821	-7%	-32%
Pretax operating income	604	685	1,045	-12%	-42%
Pretax operating margin	18.6%	19.5%	21.7%	-94 bps	-312 bps
Decremental operating margin				32%	28%

Drilling Group revenue of $3.3 billion decreased 7% sequentially, primarily due to persistent international pricing pressure and activity declines that impacted Drilling & Measurements and M-I SWACO revenues, mainly in the North Sea, the Sub-Saharan Africa GeoMarkets, and in the Middle East & Asia and Latin America Areas. These effects, however, were partially offset by peak summer drilling activity in Russia.

Pretax operating margin of 18.6% declined 94 bps sequentially. Despite the revenue decline, prompt action on cost management helped limit decremental operating margin to 32%.

New Drilling Group technologies delivered better performance by improving drilling efficiency, optimizing well placement, and assuring wellbore integrity.

Offshore Brazil, Drilling Group technologies enabled Petrobras to drill a development well in the Santos Basin in 28.8 days—establishing a new deepwater presalt drilling record with a single derrick drillship. The combination of Drilling & Measurements PowerDrive Orbit* rotary steerable system and a G2 drilling motor with a Dyna-Drill power section helped maintain directional control and consistent steerability under harsh drilling conditions. Also, as a result of the technical collaboration between Schlumberger and the Petrobras Research & Development Center (CENPES), a customized Smith PDC bit with StingBlade* conical diamond element bit technology delivered improved ROP. Overall, the customer saved 8.2 drilling days of costly rig time versus plan.

Offshore Norway, Drilling Group deployed technologies for Statoil to drill a challenging well in Block 15 to total depth in a single run. In order to drill all vertical well sections with no deviation and with a high ROP, domain experts advised the use of an optimized bottom hole assembly for each section combined with StingBlade* conical diamond element bit technology. By applying a higher concentrated point load on the rock, StingBlade technology set new ROP records for the field. Furthermore, the delivery helped Statoil beat its “perfect well” scenario, which the company calculates from among its best operations. The key learnings from the well are being used by the customer to further improve drilling efficiency.

In Kazakhstan, Bits & Advanced Technologies used StingBlade* conical diamond element bit technology for VNISO LLP to drill wells in hard dolomite formations in the Zhanazhol Field. The StingBlade element’s higher concentrated point load on the rock and enhanced wear resistance improved footage and ROP to successfully reach the target with a single bit. As a result, the customer saved 28 days of rig time compared to the best offset wells, due to a three-fold increase in ROP.

Also in Kazakhstan, Schlumberger deployed Drilling Group technologies for the Emir Oil Company to drill a sidetrack interval in the Kariman Field. StingBlade* conical diamond element bit technology, with its impact strength and wear resistance, maximized the ROP and facilitated drilling the sidetrack to depth in a single run. This was enabled by a combination of software, including DBOS* drillbit optimization and DRS* drilling record systems, the YieldPoint RT drilling-hydraulics simulation program, and the IDEAS* integrated drillbit design platform. As a result, the customer saved $360,000 by completing the well in 15 days instead of the 35 originally planned.

In Angola, M-I SWACO used a combination of completions systems, fluids, and tools for ENI to complete two deepwater subsea wells. FAZEPRO* oil-base reservoir drill-in fluid permitted low fluid loss, a high ROP, and easy cleanup while the SMART 3D* displacement technique provided a customized package of chemical, mechanical, and hydraulic technologies for these two wells. Also, the WELL COMMANDER* circulating tool boosted circulation to remove cuttings at critical locations in the drill string, after which the WELL PATROLLER* validation tool was run to validate that all debris had been removed. The combination of these technologies allowed the wells to be shut-in following the gravel packing operation without flow back for 10 months. Post-treatment, one well achieved a production rate of 25,000 bbl/d versus a planned production of 15,000 bbl/d.

Offshore Myanmar, M-I SWACO deployed RHELIANT PLUS* synthetic-based drilling fluid technology to help Chinnery Assets Limited overcome technical and logistical challenges in their exploration drilling campaign along Myanmar’s western coast. Despite remote-logistics challenges, Schlumberger’s in-country network enabled large volumes of RHELIANT PLUS flat-rheology drilling fluid to be prepared and shipped to the rig. The availability of RHELIANT PLUS with its properties including thermal stability, consistent rheology and barite sag protection allowed the customer to reach the deepwater well’s total depth as planned.

In China, Drilling & Measurements PeriScope HD* multilayer bed boundary detection technology was used for PetroChina Tarim Oil Company to drill a horizontal well in a mature field characterized by low amplitude traps, an extremely thin target of around 1 m, and unstable breccia which may pinch out and directly contact bottom water. The placement of the horizontal section of the well, near the top of the reservoir, was critical in achieving the goals of the development plan. PeriScope HD technology helped overcome the drilling challenges, and achieved superior well placement by delivering 100% reservoir contact.

Offshore Australia, Drilling Group technologies used a custom-engineered drilling design to drill one well on the Chevron-operated Wheatstone Project. The combined technologies included Drilling Tools & Remedial Rhino RHE* dual-reamer rathole elimination, Rhino XC* on-demand hydraulically actuated reamer, Rhino XS* hydraulically expandable reamer, and Drilling & Measurements logging-while-drilling technology to acquire formation evaluation data. This deployment marks the first introduction of Rhino RHE technology in Australia.

Production Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Sept. 30, 2015	Jun. 30, 2015	Sept. 30, 2014	Sequential	Year-on-year
Revenue	$2,957	$3,103	$4,558	-5%	-35%
Pretax operating income	327	397	844	-18%	-61%
Pretax operating margin	11.1%	12.8%	18.5%	-173 bps	-744 bps
Decremental operating margin				48%	32%

Production Group revenue of $3.0 billion decreased 5% sequentially with two-thirds of the decrease attributable to customer budget constraints in the International markets, particularly in the Middle East & Asia and Latin America Areas, the North Sea, and the Sub-Saharan Africa GeoMarkets, that led to lower activity and pricing concessions. Pressure pumping activity continued to fall and pricing pressure increased as the land rig count in North America extended its decline.

Pretax operating margin of 11.1% declined 173 bps sequentially as lower activity and increasing pricing pressure continued during the quarter, with pricing declines in some basins leading to more pressure pumping equipment being stacked and crews reassigned. In other basins, however, hydraulic fracturing fleet deployment was maintained.

New Production Group technologies helped customers meet their technical challenges by accelerating production, enhancing recovery and increasing operational efficiency.

Offshore Qatar, Schlumberger Completions deployed a Manara* production and reservoir management system and its inductive coupler technology for Maersk Oil Qatar in a horizontal, extended-reach well in the Al Shaheen Field. This was the world’s first well to use a surface-controlled and permanent downhole flow control and monitoring system for a lower completion. Manara inductive coupler technology enabled wireless power and data communication for the installation of two Manara stations at the bottom of the well. These stations provided infinite flow control, water cut, pressure, temperature and flow rate measurements at each station, and at depths that are not possible with traditional intelligent completions. The operation was executed successfully and, as a result, the customer gained enhanced well monitoring and control.

In the Norwegian sector of the North Sea, as part of Schlumberger’s integrated well construction services project, Completions introduced COLOSSUS* liner hanger systems for Det Norske Oljeselskap ASA in a complex well with an S-shaped section and high dogleg severity in the Ivar Aasen Field. Given the COLOSSUS system’s adaptability to challenging hole conditions, including prolonged periods of high-torque rotation, the operation was completed as planned. As a result, the customer saved seven days of rig time.

In Kuwait, Well Intervention used OrganoSEAL* organic crosslinked gel with an inflow control device to successfully shut off water in a horizontal well. Deployed using the ACTive* family of live downhole coiled tubing services, the OrganoSEAL water-based, single-stage treatment optimally filled the matrix pore spaces and avoided the need for additional perforations. In addition, CoilFLATE* coiled tubing through-tubing inflatable packer technology provided a reliable anchor and high-pressure seal under harsh downhole conditions. This combination of technologies saved the customer two days of rig time and helped increase the well’s oil production by 250%.

In Ecuador, Schlumberger Completions introduced MAXR* auto-release gun anchor technology combined with Testing Services PowerJet Nova* extradeep penetrating shaped charge technology for ENAP Sipetrol in two wells in the Paraiso Field. MAXR technology anchored the perforating guns and automatically dropped off at the moment of detonation while PowerJet Nova charges provided increased penetration in the stressed rock formations. Actual production from this well totaled approximately 1,700 bbl/d, which surpassed initial expectations of 400 bbl/d.

In Egypt, Well Intervention used SXE* emulsified stimulation fluid combined with Jet Blaster* engineered high-pressure jetting service for Scimitar Production Egypt Ltd. to stimulate a well with zero flow in the Rahmi Field. The Jet Blaster tool provided one-trip wellbore cleaning via focused, high-energy fluid streams that enhanced the matrix stimulation efficiency. As a result of the intervention, the well’s production increased from zero to 1,500 bbl/d.

Also in Egypt, Well Intervention introduced the first offshore ACTive Matrix* live coiled-tubing stimulation and conformance service to stimulate a well for The General Petroleum Company in a dolomite formation with a low temperature of 120 degF. ACTive Matrix technology enabled optimized stimulation treatment via live monitoring of injection rates, downhole pressure, and temperature. As a result, the post-stimulation treatment well test confirmed a negative skin and a production increase from zero to 1,000 bbl/d.

Offshore Ivory Coast, Schlumberger Completions used OptiPac* alternate path openhole gravel-pack screens for Canadian Natural Resources Limited in a long, horizontal well interval in the Baobab Phase III subsea development project. It was the first time operations omitted the conventional use of wash-pipe to save rig time. The customer’s total saved rig time, including savings by making up the OptiPac screens offline, was equivalent to approximately $1.3 million.

Offshore Malaysia, Well Intervention used the ACTive OptiFIRE* CT real-time selective perforating and activation system for REPSOL S.A. to perforate multiple zones in a well in Peninsular Offshore Malaysia. ACTive OptiFIRE technology provided critical real-time measurements and enabled reliable detonation control without disturbing the fluid dynamics in the well. As a result, the customer saved one day of offshore rig time.

In Pakistan, Well Intervention introduced VDA* viscoelastic diverting fluid for Ocean Pakistan Limited to perform matrix stimulation of a 14-foot well section in a challenging formation in the Ratana Field. VDA technology successfully diverted the remaining stimulation treatment fluid into zones of lower injectivity. The customer achieved a production increase from 1.5 MMscf/d to 13 MMscf/d, as well as 400 bbl/d of condensate post treatment.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Third Quarter		Nine Months
Periods Ended September 30,	2015	2014	2015	2014
Revenue	$8,472	$12,646	$27,731	$35,939
Interest and other income	60	79	155	220
Expenses
Cost of revenue	6,798	9,689	22,028	27,708
Research & engineering	273	301	819	893
General & administrative	122	125	362	353
Restructuring & other (1)	—	—	439	—
Interest	86	90	254	282

Income before taxes	$1,253	$2,520	$3,984	$6,923
Taxes on income (1)	250	556	859	1,530

Income from continuing operations	1,003	1,964	3,125	5,393
Loss from discontinued operations	—	—	—	(205)

Net income	1,003	1,964	3,125	5,188
Net income attributable to noncontrolling interests	14	15	37	52

Net income attributable to Schlumberger	$989	$1,949	$3,088	$5,136

Schlumberger amounts attributable to:
Income from continuing operations (1)	$989	$1,949	$3,088	$5,341
Loss from discontinuing operations	—	—	—	(205)

Net Income	$989	$1,949	$3,088	$5,136

Diluted earnings per share of Schlumberger
Income from continuing operations (1)	$0.78	$1.49	$2.42	$4.07
Loss from discontinuing operations	—	—	—	(0.16)

Net Income	$0.78	$1.49	$2.42	$3.91

Average shares outstanding	1,265	1,294	1,270	1,300
Average shares outstanding assuming dilution	1,272	1,310	1,278	1,314

Depreciation & amortization included in expenses (2)	$1,026	$1,032	$3,115	$3,029

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Sept. 30, 2015	Dec. 31, 2014
Assets
Current Assets
Cash and short-term investments	$6,605	$7,501
Receivables	9,372	11,171
Other current assets	5,555	6,022

	21,532	24,694
Fixed income investments, held to maturity	439	442
Fixed assets	14,554	15,396
Multiclient seismic data	966	793
Goodwill	15,610	15,487
Other intangible assets	4,524	4,654
Other assets	5,717	5,438

	$63,342	$66,904

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$7,186	$9,246
Estimated liability for taxes on income	1,425	1,647
Short-term borrowings and current portion of long-term debt	4,761	2,765
Dividend payable	638	518

	14,010	14,176
Long-term debt	7,487	10,565
Postretirement benefits	1,282	1,501
Deferred taxes	1,276	1,296
Other liabilities	1,108	1,317

	25,163	28,855
Equity	38,179	38,049

	$63,342	$66,904

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt.

Details of changes in Net Debt follow:

		(Stated in millions)
Periods Ended September 30,	Nine Months 2015	Third Quarter 2015	Nine Months 2014
Income from continuing operations before noncontrolling interests	$3,125	$1,003	$5,393
Restructuring and other charges, net of tax	383	—	—

Income from continuing operations before noncontrolling interests, excluding charges & credits	3,508	1,003	5,393
Depreciation and amortization (1)	3,115	1,026	3,029
Pension and other postretirement benefits expense	326	109	266
Stock-based compensation expense	250	83	246
Pension and other postretirement benefits funding	(292)	(78)	(318)
(Increase) decrease in working capital (2)	(509)	328	(991)
Other	229	72	(343)

Cash flow from operations	6,627	2,543	7,282

Capital expenditures	(1,783)	(590)	(2,766)
SPM investments	(350)	(128)	(569)
Multiclient seismic data capitalized	(336)	(115)	(212)

Free cash flow (3)	4,158	1,710	3,735

Stock repurchase program	(1,784)	(545)	(3,582)
Dividends paid	(1,786)	(635)	(1,451)
Proceeds from employee stock plans	423	167	795

	1,011	697	(503)

Business acquisitions and investments, net of cash acquired plus debt assumed	(324)	(118)	(1,049)
Discountinued operations - settlement with U.S. Department of Justice	(233)	—	—
Other	(271)	(185)	150

Decrease (Increase) in Net Debt	183	394	(1,402)
Net Debt, Beginning of period	(5,387)	(5,598)	(4,443)

Net Debt	$(5,204)	$(5,204)	$(5,845)

Components of Net Debt	Sept. 30, 2015	Jun. 30, 2015	Dec. 31, 2014	Sept. 30, 2014
Cash and short-term investments	$6,605	$7,274	$7,501	$6,759
Fixed income investments, held to maturity	439	469	442	473
Short-term borrowings and current portion of long-term debt	(4,761)	(4,231)	(2,765)	(1,451)
Long-term debt	(7,487)	(9,110)	(10,565)	(11,626)

	$(5,204)	$(5,598)	$(5,387)	$(5,845)

(1)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(2)	Includes severance payments of approximately $605 million during the nine months ended September 30, 2015 and $150 million during the third quarter of 2015.
(3)	“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data capitalized. Management believes that this is an important measure because it represents funds available to reduce debt and pursue opportunities that enhance shareholder value such as making acquisitions, and returning cash to shareholders through stock repurchases and dividends.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Third-Quarter Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)
	Nine Months 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, excluding charges & credits	$4,423	$915	$37	$3,471	$2.72
Workforce reduction	(390)	(56)	—	(334)	(0.26)
Currency devaluation loss in Venezuela	(49)	—	—	(49)	(0.04)

Schlumberger income from continuing operations, as reported	$3,984	$859	$37	$3,088	$2.42

There were no charges or credits recorded during the second and third quarters of 2015 or the first nine months of 2014.

Product Groups

					(Stated in millions)
	Three Months Ended
	Sept. 30, 2015		Jun. 30, 2015		Sept. 30, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$2,301	$606	$2,425	$642	$3,322	$967
Drilling	3,256	604	3,511	685	4,821	1,045
Production	2,957	327	3,103	397	4,558	844
Eliminations & other	(42)	(16)	(29)	(16)	(55)	(50)

Pretax operating income		1,521		1,708		2,806
Corporate & other	—	(198)	—	(199)	—	(210)
Interest income (1)	—	8	—	6	—	8
Interest expense (1)	—	(78)	—	(79)	—	(84)

	$8,472	$1,253	$9,010	$1,436	$12,646	$2,520

Geographic Areas

					(Stated in millions)
	Three Months Ended
	Sept. 30, 2015		Jun. 30, 2015		Sept. 30, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$2,273	$202	$2,361	$242	$4,255	$825
Latin America	1,422	295	1,537	343	2,036	446
Europe/CIS/Africa	2,274	505	2,413	513	3,303	774
Middle East & Asia	2,372	641	2,575	740	2,970	820
Eliminations & other	131	(122)	124	(130)	82	(59)

Pretax operating income		1,521		1,708		2,806
Corporate & other	—	(198)	—	(199)	—	(210)
Interest income (1)	—	8	—	6	—	8
Interest expense (1)	—	(78)	—	(79)	—	(84)

	$8,472	$1,253	$9,010	$1,436	$12,646	$2,520

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Product Groups

	(Stated in millions)
	Nine Months Ended
	Sept. 30, 2015		Sept. 30, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$7,278	$1,903	$9,536	$2,693
Drilling	10,729	2,080	13,804	2,907
Production	9,827	1,274	12,752	2,276
Eliminations & other	(103)	(35)	(153)	(81)

Pretax operating income		5,222		7,795
Corporate & other	—	(587)	—	(628)
Interest income (1)	—	22	—	23
Interest expense (1)	—	(234)	—	(267)
Charges & credits	—	(439)	—	—

	$27,731	$3,984	$35,939	$6,923

Geographic Areas
	(Stated in millions)
	Nine Months Ended
	Sept. 30, 2015		Sept. 30, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$7,856	$860	$11,827	$2,208
Latin America	4,606	992	5,646	1,210
Europe/CIS/Africa	7,225	1,550	9,452	2,082
Middle East & Asia	7,650	2,154	8,781	2,396
Eliminations & other	394	(334)	233	(101)

Pretax operating income		5,222		7,795
Corporate & other	—	(587)	—	(628)
Interest income (1)	—	22	—	23
Interest expense (1)	—	(234)	—	(267)
Charges & credits	—	(439)	—	—

	$27,731	$3,984	$35,939	$6,923

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Supplemental Information

1)	What is the definition of decremental operating margin?

Decremental operating margin is equal to the ratio of the change in pretax operating income over the change in revenue.

2)	What were the pretax operating income margin and decremental operating margin for the third quarter of 2015?

The pretax operating income margin was 18.0%. The year-over-year decremental operating margin was 31% and the sequential decremental operating margin was 35%.

3)	What were the pretax operating income margin and decremental operating margin for the first nine months of 2015?

The pretax operating income margin was 18.8% and the year-over-year decremental operating margin was 31%.

4)	What was the free cash flow as a percentage of income from continuing operations before noncontrolling interests and charges and credits, for the third quarter of 2015?

Free cash flow, which amounts to $1.7 billion and includes approximately $150 million of severance payments, as a percentage of income from continuing operations before noncontrolling interests and charges and credits was 170% for the third quarter of 2015.

5)	What was the free cash flow as a percentage of income from continuing operations before noncontrolling interests and charges and credits, for the first nine months of 2015?

Free cash flow, which amounts to $4.2 billion and includes approximately $605 million of severance payments, as a percentage of income from continuing operations before noncontrolling interests and charges and credits was 119% for the first nine months of 2015.

6)	What is the capex guidance for the full year 2015?

Capex (excluding multiclient and SPM investments) is still expected to be approximately $2.5 billion for 2015.

7)	What was included in “Interest and other income” for the third quarter of 2015?

“Interest and other income” for the third quarter of 2015 was $60 million. This amount consisted of earnings of equity method investments of $47 million and interest income of $13 million.

8)	How did interest income and interest expense change during the third quarter of 2015?

Interest income of $13 million increased $1 million sequentially. Interest expense of $86 million was flat sequentially.

9)	What is the difference between the “Pretax operating income” and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items (including charges and credits) and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives and other nonoperating items.

10)	What was the effective tax rate (ETR), excluding charges and credits, for the third quarter of 2015?

The ETR for the third quarter of 2015 was 20.0% as compared to 21.1% for the second quarter of 2015.

11)	How many shares of common stock were outstanding as of September 30, 2015 and how did this change from the end of the previous quarter?

There were 1.261 billion shares of common stock outstanding as of September 30, 2015. The following table shows the change in the number of shares outstanding from June 30, 2015 to September 30, 2015.

(Stated in millions)
Shares outstanding at June 30,2015	1,265
Shares sold to optionees, less shares exchanged	—
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	2
Stock repurchase program	(7)

Shares outstanding at September 30,2015	1,261

12)	What was the weighted average number of shares outstanding during the third quarter of 2015 and second quarter of 2015 and how does this reconcile to the average number of shares outstanding, assuming dilution?

The weighted average number of shares outstanding during the third quarter of 2015 and second quarter of 2015 was 1.272 billion and 1.280 billion, respectively. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution.

		(Stated in millions)
	Third Quarter 2015	Second Quarter 2015
Weighted average shares outstanding	1,265	1,269
Assumed exercise of stock options	3	7
Unvested restricted stock	4	4

Average shares outstanding, assuming dilution	1,272	1,280

13)	What were multiclient sales in the third quarter of 2015?

Multiclient sales, including transfer fees, were $60 million in the third quarter of 2015 and $84 million in the second quarter of 2015.

14)	What was the WesternGeco backlog at the end of the third quarter of 2015?

WesternGeco backlog, which is based on signed contracts with customers, was $910 million at the end of the third quarter of 2015. It was $514 million at the end of the second quarter of 2015.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 105,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $48.58 billion in 2014. For more information, visit www.slb.com.

*Mark of Schlumberger or of Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, October 16, 2015. The call is scheduled to begin at 8:00 a.m. (US Central Time), 9:00 a.m. (Eastern Time), 3:00 p.m. (Paris time). To access the call, which is open to the public, please contact the conference call operator at +1 (800) 230-1085 within North America, or +1 (612) 234-9960 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until November 16, 2015 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside of North America, and providing the access code 365406.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site until December 31, 2015.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

###

This third-quarter 2015 earnings release and Supplemental Information, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the integration of Cameron into our business; the anticipated benefits of the Cameron transaction; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world, including in Russia and the Ukraine; pricing erosion; weather and seasonal factors; operational delays; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; satisfaction of the closing conditions to the Cameron merger; the risk that the contemplated Cameron merger will not occur, negative effects from the pendency of the contemplated Cameron merger, the inability after the closing of the Cameron merger to successfully integrate the merged businesses and to realize expected synergies, the inability to retain key employees; expenses for the merger; and other risks and uncertainties detailed in this third-quarter 2015 earnings release and Supplemental Information and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

###